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              SALES AND DISTRIBUTION AGREEMENT

THIS AGREEMENT (this "Agreement") is made effective as of March 20, 2002 (the "Effective Date"), by and between

      HEMISPHERX BIOPHARMA EUROPE, S.A.

      26-28 rue Marius Aufan
      92300 Levallois-Perret
      Paris, France

                                   ("Hemispherx")

-and
      LABORATORIOS DEL DR. ESTEVE, S.A.
      Av. Mare de Deu de Montserrat, 221
      08041 Barcelona, Espana

                                   ("Esteve")

      (each a "Party" and collectively the "Parties").

WITNESSETH:

WHEREAS Hemispherx has certain rights relating to a specially configured ribonucleic acid which is being developed for marketing under the trademark "Ampligenr";

WHEREAS Esteve is in the business of Marketing pharmaceutical products in Spain, Portugal and Andorra;

WHEREAS Esteve desires to obtain certain marketing rights for Ampligenr in Spain, Portugal and Andorra;

WHEREAS in consideration for Esteve's commitment to pay to Hemispherx the payments specified in this Agreement, and to provide for the development and Marketing of Ampligenr in Spain, Portugal and Andorra, Hemispherx desires to grant to Esteve an exclusive distributorship to Market the Product in Spain, Portugal and Andorra; and

WHEREAS the Parties hereto desire to set forth the terms and conditions of such Marketing;

NOW THEREFORE, in consideration of the premises and the covenants and promises contained herein, and intending to be legally bound hereby, the Parties agree as follows:


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1.			DEFINITIONS

1.01	For purposes of this Agreement, the following terms, when used with initial capital
letters, shall have the meaning set forth below. Other terms are defined elsewhere in this Agreement and those terms, when used with initial capital letters, shall also have the defined meanings whenever they appear in this Agreement. As to the terms defined and used herein, the singular shall be understood to include the plural and vice-versa, unless the context clearly indicates to the contrary.

1.02	"Affiliate" means any corporation, company, firm, partnership, or other entity which Controls, is Controlled by or is under common Control with a Party. Any entity which buys all, or substantially all, of the assets of Hemispherx shall be deemed to be an affiliate of Hemispherx.

1.03	"REGULATORY APPROVAL"
means approval by EMEA or by a national regulatory authority of the Territory of the commercial sale of the Product for use in the treatment of patients with ME/CFS.

1.04	"Commercial Year" means the twelve-month period commencing on the Product Launch and each succeeding twelve-month period thereafter.

1.05	"Control" means the ability of any entity (the "Controlling" entity), directly or indirectly, through ownership of securities, by agreement or by any other method, to direct the manner in which more than fifty percent
(50%) of the outstanding voting rights of any other entity (the "Controlled" entity), whether or not represented by securities, shall be cast, or the right to receive over fifty percent (50%) of the profits or earnings of, or to otherwise control the management decisions of, such other entity (also a `Controlled" entity).

1.06	"Esteve's Distribution Center" means Esteve's distribution facilities in Spain and Portugal, as designated by Esteve.

1.07	"EMEA" means the European Medicines Evaluation Agency.

1.08	"Market" means to promote, distribute, market, advertise and/or sell, and Marketing shall have a corresponding meaning.

1.09	"Oragens" means certain low molecular weight, broad spectrum antiviral compounds, typically consisting of three nucleotides held together with special back bone (or phosphodiester) linkages. These compounds act in part via enhancement of the body's own 2-5A/RnaseL cellular pathways.

1.10	"ME/CFS" means myalgic encephalitis/chronic fatigue syndrome.

1.11	"Other Indication/s" means indications other than ME/CFS.

1.12	"Party" means each of Hemispherx and Esteve.

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1.13	"Patents" means the patents and/or patent applications held by
Hemispherx or an Affiliate of Hemispherx regarding the Product in the Territory, as listed in Schedule 1.13, and any patents and patent applications on the Product which Hemispherx or an Affiliate of Hemispherx may hold in the Territory including any reissues substitutions, confirmations, registrations, revalidations, additions, continuations in part, divisions, extensions, renewals, and restorations thereof and any supplemental protection certificates.

1.14	"Product" means any product developed and/or acquired by
Hemispherx based on Poly I Poly C12 U, the chemical name of which is polyriboinosinic: polyribocytidylic (12:1) uridylic acid in all forms in which it may be approved in Spain, Portugal and Andorra, including, without limitation, lyophilized and liquid forms.

1.15	"Product Launch" means the date of the first commercial sale of
Product by Esteve to an arm's length customer in the Territory.

1.16	"Territory" means Spain, Portugal and Andorra.

1.17	"Trademark" means the trademark to be registered by Hemispherx for the commercialization of the Product in the Territory.

2.			GRANT OF EXCLUSIVE DISTRIBUTORSHIP

2.01	Subject to the terms of this Agreement, Hemispherx hereby grants to Esteve an exclusive right to Market the Product in the Territory during the term of this Agreement, for use in the treatment of patients with ME/CFS.

Esteve shall purchase the Product for Marketing in the Territory only from Hemispherx.

2.02	In the event that, during the term of this Agreement, Hemispherx decides to develop the Product for Other Indications, Hemispherx shall, at the time of initiation of phase III clinical trials for any such indication, so notify Esteve in writing and shall provide Esteve with information on such Other Indications as is reasonably necessary for Esteve's evaluation of interest. Upon receipt of such notice and information, Esteve shall have a period of sixty (60) days to deliver to Hemispherx a written notice of its interest in distributing, marketing and selling the Product for each such Other Indication in the Territory. If Esteve does not deliver such notice to Hemispherx within such period, Hemispherx shall thereafter have no further obligation to Esteve with respect to each such Other Indication. If Esteve delivers to Hemispherx a notice confirming its interest in such Product, for ninety (90) days following Hemispherx's receipt of Esteve's notice, the Parties shall engage in exclusive, good-faith negotiations for the terms upon which Hemispherx would appoint Esteve as the licensee of the Product in such Other Indications in the Territory which shall be consistent, insofar as reasonably possible, with the terms of this Agreement. If the Parties have failed to reach agreement on such terms by the end of such ninety (90)-day period, then Hemispherx shall thereafter have no further obligations to Esteve with respect to such Other Indications;
provided, however, that in such event, Hemispherx will not enter into any agreement relating to the distribution, marketing and sale of the Product for the same indications in the Territory with a third party on terms

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which, taken as a whole, are materially more favorable to such third party than those last offered in writing by Hemispherx to Esteve.

2.03	Hemispherx shall, at the time of the conclusion of Phase II clinical trials for any indication of Oragens, notify Esteve in writing and shall provide Esteve with a copy of the relevant Phase II clinical study final report(s) together with any additional existing information under the custody, possession or control of Hemispherx on Oragens and such indication as is necessary for Esteve's evaluation of interest in a manner that is reasonably intended to provide a basis for Esteve's decision as to whether to exercise its option hereunder. At Esteve's request, Hemispherx shall provide Esteve with any additional existing information under the custody, possession or control of Hemispherx to the extent that such additional information is reasonably necessary for Esteve to evaluate its possible interest in Oragens. Upon receipt of such notice and information, Esteve shall have a period of ninety (90) days to deliver to Hemispherx a written notice of its interest in distributing, marketing and selling Oragens for each such indication in the Territory. If Esteve does not deliver such notice to Hemispherx within such period, Hemispherx shall thereafter have no further obligation to Esteve with respect to the use of Oragens for each such indication. If Esteve delivers to Hemispherx a notice confirming its interest in Oragens for such indication, for ninety (90) days following Hemispherx's receipt of Esteve's notice, the Parties shall engage in exclusive, good-faith negotiations for the terms upon which Hemispherx would appoint Esteve as the licensee of Oragens in such indication in the Territory which shall be consistent, insofar as reasonably possible, with the terms of this Agreement for the licensing of the Product. If the Parties have failed to reach agreement on such terms by the end of such ninety (90)-day period, then Hemispherx shall thereafter have no further obligations to Esteve with respect to the use of Oragens for such indication; provided, however, that in such event, Hemispherx will not enter into any agreement relating to the distribution, marketing and sale of Oragens for the same indication in the Territory with a third party on. terms which, taken as a whole, are materially more favorable to such third party than those last offered in writing by Hemispherx to Esteve.


3.			MANUFACTURE AND SUPPLY OF THE PRODUCT

	Supply of Product

3.01	Hemispherx shall supply all quantities of the Product required by
Esteve for Marketing in the Territory, in final packaged and labeled form, and in accordance with the provisions of this Agreement.

3.02	Hemispherx shall satisfy Esteve's requirements for and fill all
Esteve's orders for the Product in the Territory. In the event of any temporary shortfall in the availability of the Product, Hemispherx's available supply of Product shall be allocated proportionately according to the sales of the Product in the Territory and in the European Union not including the Territory during the most recently ended six (6) month period. In the event that the Parties should not reach an agreement on the allocation of Product, the issue shall be submitted to an independent third party designated by mutual agreement, whose


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decision shall be final. The costs arising from its intervention shall be borne by the Party whose statements were incorrect.

Product Quality

3.03	Hemispherx warrants that upon delivery of Product in accordance with this Agreement, Esteve shall have good title to the Product and that the Product:

     (a)shall have been manufactured, stored and shipped in accordance with all applicable good manufacturing practices, all other applicable laws, rules, regulations and regulatory requirements in the country of manufacture and in the Territory, and shall conform to the specifications as may be amended from time to time set forth in a REGULATORY
        APPROVAL;

     (b)shall not be adulterated or misbranded as provided for under any applicable law, order or regulation in effect in the country of manufacture and the Territory;

     (c)shall have a shelf life of at least twenty-four (24) months from the date of shipping to Esteve, provided the Product, after delivery, is stored in accordance with all good manufacturing practices, all other applicable laws, rules, regulations and regulatory requirements;

     (d)shall be labeled, packaged and shipped in accordance with labeling, packaging and shipping standards mutually agreed upon by the parties and in accordance with all applicable laws and regulatory requirements in the Territory; and

     (e)shall comply in all respects with a REGULATORY
        APPROVAL and the product monograph for the Product.

Inspection and Right of Return of Product

3.04	Hemispherx shall provide to Esteve within thirty (30) days after the issuance of a REGULATORY APPROVAL all of the technical data and methodologies necessary for Esteve to perform any finished product quality control testing that Esteve may wish to conduct on the Product.

3.05	Hemispherx shall make any arrangements necessary for the
conducting of finished product quality control testing within thirty (30) days after the issuance of a REGULATORY APPROVAL. Hemispherx shall conduct or shall have conducted in a laboratory located in a European Union country, at its own expense, all tests required by a REGULATORY APPROVAL for the Product to determine the compliance of the Product supplied to Esteve with the requirements of paragraph 3.03 of this Agreement and with a REGULATORY APPROVAL, and shall provide the results of all such testing to Esteve together with each Product shipment delivered to Esteve.


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3.06	Esteve may conduct, but shall not be obliged to conduct, such tests as it deems necessary to determine the compliance of the Product with the requirements of a REGULATORY APPROVAL and this Agreement.
Esteve may notify Hemispherx within thirty (30) days of its actual receipt of each shipment of the Product of any non-compliance of the Product with the requirements of paragraph 3.03 of this Agreement revealed by such testing. If no notice of non-compliance is delivered to Hemispherx within such thirty (30) day period, the Product so delivered shall be deemed to comply with paragraph 3.04 of this Agreement.

3.07	The provisions of paragraph 3.06 do not apply to any deficiencies in the Product that could not reasonably be detected through visual inspection by Esteve, within thirty (30)days of actual receipt of the Product by Esteve (a "latent defect"). Esteve shall notify Hemispherx of any such deficiencies within thirty (30) days after they become known to Esteve.

3.08	Within thirty (30) days after receipt of any notice delivered by
Esteve pursuant to paragraphs 3.06 or 3.07, Hemispherx and Esteve shall confer on the matter, and Hemispherx shall notify Esteve as to whether or not it concurs with Esteve's determination. If Hemispherx concurs with Esteve's determination, Esteve shall, at Hemispherx's request and expense, return the rejected Product to Hemispherx, and Esteve shall not be responsible to pay Hemispherx for such Product.

3.09	If Hemispherx disagrees with Esteve's determination under
paragraph 3.08 the matter shall be submitted to an independent third party tester acceptable to both parties. If the third-party tester concurs with Esteve's determination, Esteve shall, at Hemispherx's request and expense, return the rejected Product to Hemispherx and Esteve shall not be responsible to pay Hemispherx for such Product. If the arbitrator concurs with Hemispherx's determination, Esteve shall be responsible to pay Hemispherx for such Product.

3.10	Except as set forth in paragraph 3.03, Hemispherx shall have no obligation to Esteve for breach of any of the warranties as to the quality of any Product determined to be defective under paragraphs 3.06 or 3.07.


4.	DISCLOSURE OF KNOW-HOW AND TECHNICAL AND CLINICAL SUPPORT

4.01	Promptly after the signature of this Agreement and from time to time as it becomes available during the term of this Agreement, Hemispherx shall provide Esteve with such technical, scientific and commercial information, documentation and data relating to the Product which may be developed or acquired by Hemispherx, its Affiliates and other distributors and which may be required or useful for the exercise by Esteve of its rights and obligations under this Agreement.

4.02	Hemispherx shall, upon adequate notice at the request of Esteve, provide free of charge, except for out of pocket expenses incurred for travel, lodgings and meals, reasonable training regarding the proper administration of the Product to patients, to

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employees, consultants and sub-contractors of Esteve or any Affiliate of
Esteve, at such locations as Esteve may reasonably specify.

5.	MARKETING OF THE PRODUCT

        Esteve's Marketing Obligations

5.01	Esteve shall introduce the Product in the Territory within ninety
(90) days after issuance of the REGULATORY APPROVAL for the Product in the Territory (including price and reimbursement approvals) subject to receipt of the Product from Hemispherx.

5.02	Esteve shall use diligent efforts and shall devote to Marketing the
Product such resources as are necessary to Market the Product in the Territory, including using its best efforts to obtain pricing approval in the Territory for sale of each 400 mg unit of the Product at a laboratory selling price of ?230 and of each 200 mg unit of the Product at a laboratory selling price of ?161.

        Training and Promotional Materials

5.03	Hemispherx shall during the term of this Agreement make available to Esteve all promotional, advertising, educational and training materials developed by Hemispherx or its Licensees for use with the Product, which materials may be used by Esteve in developing promotional materials for use in the Territory.

5.04	Esteve shall during the term of this Agreement make available to
Hemispherx all promotional, advertising, educational and training materials developed by Esteve for use with the Product which materials may be used by Hemispherx in developing promotional materials.

5.05	Esteve shall comply with all applicable laws and regulations governing the sale, promotion and advertising of the Product in the Territory.

6.	REGULATORY AFFAIRS

        Dealings with Regulatory Bodies

6.01	Hemispherx shall agree with Esteve on the strategy and procedures to be followed in the Territory in seeking commercial approval of the Product for ME/CFS with any regulatory authority based in the Territory. Hemispherx shall consult with Esteve on the strategy and procedures to be followed in seeking commercial approval of the Product for ME/CFS with the European Medicines Evaluation Agency and for other jurisdictions within the European Union and shall provide to Esteve for comment and review all registration packages and applications relating to same prior to the filing with any regulatory authority.

6.02	Hemispherx will be responsible, at its cost and expense, for preparing registration packages and filing for the Product and for obtaining in the Territory the REGULATORY APPROVAL for the Product for the treatment of ME/CFS in the name of Hemispherx.

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When filing for the REGULATORY APPROVAL, Hemispherx will
designate Esteve as its distributor for the Product for the treatment of ME/CFS in the Territory. Hemispherx will endeavor in good faith to obtain the REGULATORY APPROVAL for the Product for the treatment of ME/CFS as expeditiously as possible, and shall, at its own cost and expense, conduct such studies, including, without limitation, chemical manufacturing control, toxicology, dose-finding, pharmacokinetic and other clinical work as may reasonably be necessary. Hemispherx will be responsible for maintaining the REGULATORY APPROVAL at its expense during the term of this Agreement and will promptly notify Esteve in writing of any change in the status of such approvals

6.03	All communications by Esteve with any drug regulatory authority in the Territory relating to the Product as Marketed in the Territory shall be confirmed by Esteve in writing to Hemispherx, and Esteve shall provide to Hemispherx copies of all documents sent to or received from any drug regulatory authority in the Territory regarding the Product.

6.04	Esteve shall be responsible for responding to all Product-related inquiries, Product quality complaints, and reports received from lay persons and/or Health Care professionals from within the Territory.

6.05	Each Party shall obtain and maintain, at its own cost and expense, all other licenses, permits and authorizations necessary to perform its respective duties under this Agreement, and shall cooperate with the other in applying for and obtaining any governmental approvals necessary to implement the terms of this Agreement.

6.06	Esteve shall, at its own expense, apply for any establishment license necessary to enable it to carry out its obligations under this Agreement.

7.	QUARTERLY FORECASTS AND ORDERS

        Forecasts

7.01	At least one hundred and twenty (120) days before the anticipated issuance of a REGULATORY APPROVAL upon Hemispherx's request, and within ten
(10) business days following the end of each calendar quarter thereafter during the term of this Agreement, Esteve shall supply to Hemispherx, a twelve (12) month rolling forecast of Esteve's projected requirements for the Product in the Territory.

7.02	Within sixty (60) days of Esteve's initial purchase order,
Hemispherx shall supply to Esteve all quantities of the Product required for the Product Launch as specified in Esteve's initial purchase order.

7.03	Esteve shall deliver subsequent purchase orders for the Product to
Hemispherx no less than ninety (90) days prior to the required date of delivery. Within ten (10) days of receipt of an order, Hemispherx shall send to Esteve a written confirmation of such order, at which point such order shall be binding upon Esteve and Hemispherx. Each order shall state the date and location where delivery shall be made. Hemispherx shall dispatch to Esteve the requisite quantity of Product to fulfill such orders. In the event that Esteve's

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orders exceed projected requirements for the Product Hemispherx shall use its best efforts, to provide the full amount of Esteve's requested quantities of Product and to meet Esteve's requested delivery dates.

7.04	All Product shall be shipped by Hemispherx, DDP (Incoterms 2000)
to Esteve's Distribution Center as Esteve may specify in its purchase order for the Product.

        Minimum Purchase Requirements

7.05	Provided that Hemispherx has complied with its obligations under this Agreement, Esteve shall, commencing in the year of Product Launch and in each Commercial Year thereafter throughout the term of this Agreement, purchase from Hemispherx the minimum amount of the Product specified in Schedule 7.05.

8. 	PAYMENTS, RECORDS, REPORTS AND AUDITS

        Initial and Subsequent Fees

8.01 Esteve shall pay to Hemispherx:

(a) A fee of 625,000 Euros within thirty (30) days of receipt of Hemispherx's invoiced issued upon execution of this Agreement.

(b) A fee of 1,000,000 Euros within thirty (30) days of receipt of Hemispherx's invoice issued after approval by the United States Food and Drug Administration of the commercial sale of the Product in the United States for use in the treatment of patients with ME/CFS.

(c) A fee of 1,000,000 Euros within thirty (30) days of receipt of Hemispherx's invoice issued after the issuance of the final marketing authorization (including price and reimbursement) for the Product in Spain.

In the event any tax or withholding is levied by any taxing authority in connection with the accrual or payment of any sum hereunder, Esteve shall have the right to pay such tax or withholding to the relevant taxing authorities on behalf of Hemispherx and to deduct from amounts due to Hemispherx the amount paid for such taxes or withholding, provided that Esteve shall deliver to Hemispherx evidence of such payment.

The above amounts shall be non-refundable, except if this Agreement is terminated by Esteve in accordance with the provisions of paragraph 14.05 at a time when Esteve is not in material breach of any term or provision of this Agreement.

Initial Investment

8.02	Within thirty (30) days of execution of this Agreement, Esteve shall purchase from Hemispherx, and Hemispherx shall sell to Esteve, ?1,000,000 of Hemispherx's seven percent (7%) Convertible Bonds due 30 September,
2003.

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Clinical Trial Support

8.03	(a) Promptly following execution of this Agreement Hemispherx and
Esteve shall formulate a Strategic Alliance Committee ("SAC") to be chaired by William A. Carter, M.D. and co-chaired by Dr. Antoni Esteve.
The SAC shall meet promptly upon formation, and at least quarterly thereafter, and shall (a) devise and approve a protocol for a pilot Clinical Trial ("Pilot Trial") for the treatment of patients with HIV and HCV to be conducted by Esteve in the Territory (b) select the same or other targeted indication(s) of clinical research trial(s) ("Clinical Trial(s)") to be conducted by Esteve in the Territory utilizing the Product (c) devise and approve protocol(s) for the Clinical Trial(s), and (d) maintain~ oversight and ultimate control of the Pilot Trial and the Clinical Trial(s).

The representatives of Esteve shall be collectively entitled to one (1) vote and the representatives of Hemispherx shall be collectively entitled to one (1) vote. The decisions of the SAC shall be adopted unanimously. In the event that within thirty (30) business days a dispute cannot be amicably resolved within the SAC despite the good faith efforts of the Parties, the Parties agree to refer the dispute to the decision of an external expert suitably qualified to resolve such dispute which is mutually acceptable to both Parties, whose decision shall be final. In resolving the dispute, the appointed expert shall take into account clinical development practices and procedures common in the pharmaceutical industry and appropriate with reference to the specific Pilot Trial and Clinical Trial

Hemispherx shall provide Esteve, free of charge, with all necessary
Products in order to conduct both the Pilot Trial and the Clinical Trial(s).

Esteve shall, promptly following receipt of the appropriate authorizations and the necessary Products to conduct the Pilot Trial, diligently initiate, implement and administer the Pilot Trial in the Territory under the oversight and ultimate control of the SAC. In initiating, implementing and administering the Pilot Trial Esteve shall, under the direction of the SAC, establish a budget, in accordance with generally accepted accounting principles, reflecting no overhead costs and only direct costs, and shall expend not less than approximately ?300,000 of Esteve's funds on the Pilot Trial.

Esteve shall, promptly following commercial approval of the Product for the treatment of ME/CFS in the United States by the United
States Food and Drug Administration ("FDA Approval") and after receipt of the appropriate authorizations and the necessary Products to conduct the Clinical Trial(s), diligently initiate, implement and administer the Clinical Trial(s) in the Territory under the oversight and ultimate control of the SAC. In initiating, implementing and administering the Clinical Trial(s) Esteve shall, under the direction of the SAC, establish a budget, in accordance with generally accepted accounting principles, reflecting no overhead costs and only direct costs, and shall expend ?2,000,000, subject to a credit for all sums expended on the Pilot Trial, of Esteve's funds on the Clinical Trial(s) within twenty four (24) months of FDA Approval, or such longer term as may be considered appropriate by the SAC taking into consideration the Protocol of the Clinical Trial(s).



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Notwithstanding the foregoing Esteve may, at its sole discretion, initiate, implement, administer the Clinical Trial(s) in the Territory as well as expend the amounts referred to in the preceding paragraph before obtaining the FDA Approval

Esteve shall, no less frequently than once each six (6) months, provide to the SAC an updated projected budget, including a report on all disbursements to date, on the Pilot Trial and the Clinical Trials(s), all in accordance with generally accepted accounting principles. Additionally, Esteve shall provide to Hemispherx such support, assistance and cooperation in the preparation and prosecution of REGULATORY
APPROVAL based on the Pilot Trial and the Clinical Trial(s) as may then reasonably be requested by Hemispherx.

        (b) Such economic expenditure by Esteve shall be taken into consideration when establishing the economic terms for the license of the targeted indication under the conditions provided in paragraph 2.02.

        (c) Hemispherx shall have and retain ownership of and title to all trademarks, patents and other intellectual property rights in all inventions, discoveries and other intellectual property (all herein "Intellectual Property") which are made, conceived, reduced to practice or generated by the Pilot Trial and the Clinical Trial(s) and Esteve shall cooperate with Hemispherx in perfecting and protecting said Intellectual Property.

        Price

8.04	The price of the Product shall be ?115 per 400mg unit and ?80.5 per
200 mg unit and Esteve shall pay to Hemispherx 115 Euros for each 400mg unit and 80.5 Euros for each 200 mg unit of Product purchased. Such prices shall be DDP Esteve's Distribution Centers in the Territory. In the event that Esteve, utilizing its best efforts, is only able to obtain pricing approval for sale of the Product in the Territory ("Approved Pricing") at prices less than those set forth in paragraph 5.02, and, provided the Approved Pricing is not less than the then lowest approved pricing of the Product by any other nation a member of the European Union as of the Effective Date, Hemispherx agrees to meet with Esteve to explore in good faith the possibility of an adjustment of the price of the Product to be paid by Esteve to Hemispherx in order to preserve Esteve's fifty percent (50%) gross margin.

8.05	Hemispherx shall invoice Esteve for each shipment of Product ordered by Esteve. Esteve shall pay each such invoice within thirty (30) days of the date of the invoice.

8.06	Esteve shall be responsible for the payment of any duties, levies or taxes applied to the sale of the Product into the Territory by any relevant Spanish, Portuguese or Andorran tax authority(s).

8.07	Hemispherx shall determine the appropriate carrier to be used to ship the Product to Esteve and shall bear the cost of shipment and insurance. Esteve shall be responsible for all cost of shipping the Product from an Esteve Distribution Center to the customers.




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8.08	All sums due to Hemispherx under this Agreement shall be paid by
Esteve to Hemispherx in immediately available funds by wire transfer to the bank account as Hemispherx may specify in writing.

9.	ADVERSE REACTIONS AND RECALLS

        Adverse Reaction Reporting and Product Complaints

9.01	Each of Esteve and Hemispherx shall comply with (a) all adverse reaction reporting systems in force in the Territory, and (b) the adverse reaction reporting requirements of EMEA and/or the relevant authorities, as applicable.

9.02	Esteve shall promptly advise Hemispherx of any adverse reaction information that comes to its attention. Hemispherx shall submit adverse reaction reports to EMEA and/or to the relevant authorities in the Territory in accordance with the applicable regulations, and provide a copy of all such submissions to Esteve. Hemispherx shall be solely responsible for compiling such adverse event information and making any reports required to EMEA and/or to the relevant authorities in the Territory. Hemispherx shall promptly notify Esteve of all adverse reaction information and reports received by Hemispherx from its licensees outside the Territory and copies of all correspondence with any regulatory authority concerning such reports.

9.03	Each of Hemispherx and Esteve shall immediately notify the other of any information it receives regarding any threatened or pending action by EMEA or other regulatory agency which may affect the safety or efficacy claims of the Product or the continued marketing of the Product in the Territory. Upon receipt of any such information, Hemispherx will consult with Esteve in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting the ability of Hemispherx or Esteve to make a timely report of such matter to any governmental agency or take other action that it deems to be appropriate or required by applicable law or regulation. For the sake of clarity, the Product shall only be withdrawn from the Territory for the reasons stated in 9.06 below. Each of Hemispherx and Esteve shall provide such information regarding the Product to the other.

9.04	Each of the Parties shall throughout the duration of this Agreement maintain records and otherwise establish procedures to assure compliance with all regulatory, professional, and other legal requirements which apply to the promotion and marketing of the Product in the Territory.

        Recalls

9.05	Esteve shall notify Hemispherx immediately of any recall or
withdrawal of the Product from the market in the Territory required by EMEA or the regulatory authorities in the Territory. At Hemispherx's request, Esteve shall perform any recall required and shall obtain and receive any Product that has been recalled.

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
9.06	In the event that either Party proposes to recall or withdraw the
Product from the market for health and safety reasons, the Party desiring such recall or withdrawal shall notify the other Party immediately. Both
Parties shall then meet and discuss such proposal with a view to reach a consensus on the pertinence of the recall, provided, however, that each Party shall eventually be entitled to recall the Product if it considers in good faith that the recall is necessary due to serious health and safety reasons.

9.07	In the event that any batches or shipments of the Product are subject to a recall, Hemispherx shall, subject to the provisions of paragraph 9.05, conduct the recall and shall bear the cost and expense of any recall, except that Esteve shall bear the cost and expense of any recall shown to have been required as the result of any breach by Esteve of this Agreement. If the recall is not attributable to the fault of one Party only, the cost of the recall shall be shared equally by the Parties.


10.	PRE AND NON REGULATORY APPROVAL

Prior to and in the event of non REGULATORY APPROVAL of the
Product for the treatment of ME/CFS in the Territory Esteve shall have the right to provide the Product for the treatment of ME/CFS in the Territory on a named patient and/or a foreign medication sale basis, with the price to be paid by Esteve to Hemispherx for the Product to be negotiated in good faith with consideration being given to Esteve's gross margin on such sales.
11.	INTELLECTUAL PROPERTY
	Ownership of Intellectual Property

11.01	Hemispherx or its Affiliates shall have and retain ownership of and title to all trademarks, patents and other intellectual property rights in the Product, including without limitation all inventions, discoveries and improvements and other intellectual property relating to the Product which are made, conceived, reduced to practice or generated by the Parties or their respective Affiliates, including employees, agents and other representatives or contractors, in the course of work performed under this Agreement and/or any other agreements between the Parties relating to the Product. Hemispherx shall own the Trademark in the Territory.
Hemispherx shall register the Trademark in the Territory and shall maintain such registration in force during the term of this Agreement.

        Patent and Trademark

11.02	Hemispherx or its Affiliates shall have the exclusive right and obligation to prepare, file, prosecute and maintain at its or their own expense all patent and trademark applications and patents and trademarks relating to the Product and shall use reasonable efforts to file such applications as may be required to protect the intellectual property associated with the Product in the Territory. At Hemispherx's expense, Esteve shall provide reasonable assistance to Hemispherx to facilitate the filing and maintenance of all such patent and trademark applications and patents and trademarks, and shall execute all

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
documents which Hemispherx deems necessary or desirable therefor. Without limiting the foregoing, Hemispherx shall file a Certificate of Addition on Spanish patent number ES 2.018.903 for the purpose of expanding the present coverage in Spain to the Product's use in the treatment of ME/CFS.

        Retention of Certain Rights

11.03	Subject to paragraph 11.02 above, each Party (i) shall retain ownership of all intellectual property rights in its own trademarks, logos and other intellectual property used in the Marketing of the Product and to the extent necessary to permit the other Party to lawfully fulfill its obligations in relation to Marketing the product in the Territory pursuant to the terms of this Agreement, and (ii) hereby grants to the other Party a gratuitous, royalty-free license (or sublicense, as the case may be) to use such intellectual property for the sole purpose of so Marketing the Product in the Territory pursuant to the terms of this Agreement.

11.04 Hemispherx hereby grants Esteve an exclusive right to use the Trademark to be registered by Hemispherx in the Territory.

       Infringement by Third Parties

11.05 Each Party shall promptly notify the other following the discovery of any infringement or unauthorized use of the other Party's intellectual property rights used in the promotion of the Product. The Party whose rights are infringed shall determine within sixty (60) days following such notice whether to prosecute the alleged infringement and whether to enforce its intellectual property rights against the alleged infringer. If the Party whose rights are infringed determines to prosecute the infringement, that Party shall bear the costs and expenses of the prosecution. Should the Party whose rights are infringed fail to determine whether to prosecute within the sixty (60) day period set forth above, or determine not to initiate any action against the alleged infringer, the other Party shall have the right to initiate such action at its own expense, and in the name of the other Party if advisable. In the event either Party brings an action pursuant to this paragraph 11.05, the other Party shall provide the Party bringing such action with reasonable assistance at the prosecuting Party's expense. Any recovery from any such action shall first be applied in satisfaction of expenses and legal fees incurred by the Parties in connection with the action, and any balance remaining from any such recovery shall be divided between the Parties pro rata according to the losses incurred by the Parties by reason of the infringement that was the subject of the action.

        Claims of Infringement

11.06	Either Party shall notify the other promptly in the event of the receipt of notice of any action, suit or claim alleging infringement of any intellectual property right held by a third party. Defense of all such claims shall be subject to Article 13.

11.07	If Hemispherx, Esteve or any of their respective Affiliates or customers shall be sued by a third party for infringement of a patent, or a claim shall be made of infringement of a patent because of the manufacture, use or sale of the Product or any regulatory or other action is initiated by a third party to delay or affect the sale of the Product then the Party which has been sued or becomes aware of such a suit or regulatory or other action shall promptl~7 notify the other Party in writing of the institution of such suit or regulatory or other action. Hemispherx shall have the right to defend at its own expense, and have control over any such litigation or suit. Esteve shall have the right to participate in such suit or action at its own expense. If Hemispherx declines to defend any action relating to or arising from the Marketing of the Product in the Territory promptly and diligently, Esteve may, at its own expense, defend such action in the name of Hemispherx if necessary, subject to Hemispherx's unqualified right to assume the defense and control of any such suit or action at its own expense.

11.08	Either Hemispherx or Esteve may at its own expense conduct all negotiations for the settlement of any claim in respect of which it has agreed to indemnify the other, and the defense and settlement of any litigation that may arise therefrom, but shall not at any time make any admission or take any steps which might be prejudicial to the settlement or successful defense by the other of any claim unless and until the other has been notified of the claim and has stated its intention in writing not to negotiate or defend the claim.

        No Implied License

11.09	Except as specifically provided herein, nothing in the Agreement does, or is intended to, or shall be construed to create, confer, give effect to or otherwise imply in Esteve or anyone claiming through Esteve any license, right, or property interest in the Product the Patents, the Trademark, or any trade secrets, know how or property relating to the Product.

12.	CONFIDENTIALITY

12.01	"Confidential Information" means any confidential or proprietary information, knowledge, intellectual property, pre-clinical and clinical information or data, technical and/or non-technical material or property, relating to the Product and/or Oragens, their manufacture, or Marketing delivered by one Party ("Supplier") to the other Party ("Recipient").

12.02	Recipient will employ the same degree of care to keep all
Confidential Information confidential as it employs with respect to its own information of like importance, and will not disclose any Confidential Information to any third party, except to consultants and employees of themselves or Affiliates who need or are entitled to know such Confidential Information for the purposes of carrying out the object of this Agreement, and who are under an obligation to keep that information confidential The Recipient shall maintain a written list of the identity of each such third party, including employees of Recipient, to whom confidential information is disclosed. Confidential Information may be disclosed to Esteve's Licensees and potential Licensees only with Hemispherx prior written approval, which approval shall not be unreasonably withheld or delayed.

12.03	All Confidential Information shall remain the property of Supplier.
Upon the written request of Supplier upon termination or expiration of this Agreement, all tangible Confidential Information received from Supplier (including all copies thereof and samples) shall be promptly returned to Supplier; provided that Recipient may provide one (1) copy of such tangible Confidential Information to its General Counsel to be retained in a secure location for purposes of identifying its obligations under this Agreement.

12.04	The obligations of confidentiality and non-use set forth in this
Article 12 of this Agreement shall not apply to any portion of the Confidential Information that:

        (a)is or becomes public or available to the general public otherwise than through the act or default of Recipient or any authorized third party; or

        (b)is obtained by Recipient from a third party who is lawfully in possession of such Confidential Information and is not subject to an obligation to Supplier of confidentiality or non-use; or

        (c)is previously known to Recipient prior to disclosure to Recipient by Supplier; or

        (d)is furnished to others by Supplier without restrictions on confidentiality and non-use similar to those contained in this Agreement; or

        (e)is acquired, independently developed, discovered or arrived at by the party possessing the information, or which is independently developed, discovered or arrived at by the Recipient, without use of the Confidential Information received from the Supplier; or

        (1)is used by Hemispherx or Esteve in the Marketing of the Product and/or Oragens.

12.05	In the event that either Party is requested or required (by
deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information of the other Party, the Party to whom such request or requirement applies (the "Mandated Party") shall provide the other Party (the "Protected Party") with prompt written notice of any such request or requirement so that Protected party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Confidentiality obligation. If, in the absence of a protective order or other remedy or the receipt of a waiver by Protected
Party, the Mandated Party or its representatives are nonetheless, in the opinion of their counsel, legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Mandated Party may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises the Mandated Party is legally required to be disclosed, provided that Mandated party exercises commercially reasonable efforts to preserve the confidentiality of the Confidential Information and provides to the Protected Party a copy of any written opinion relied on.

12.06	Nothing in this Agreement shall be construed as giving Recipient any right, title, interest in or. ownership of the Confidential Information.

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
12.07	The provisions of this Article 12 shall survive any termination or expiry of this Agreement for a period of five (5) years.

13.	INDEMNIFICATION

13.01	Hemispherx, together with its successors and assigns, hereby agrees to indemnify and hold Esteve harmless from and against all losses, costs, claims, actions, liabilities, including liability for death or personal injury, and expenses (including reasonable attorneys' fees), incurred by Esteve which result from or arise in connection with

       (a)the breach of any representation, covenant or warranty of Hemispherx contained in this Agreement.

       (b)any product liability claim relating to the Product including without limitation, any claim based upon any use of Product, or any defect in the Product that was manufactured by, or for Hemispherx or by an Affiliate or licensee thereof; or

       (c)any act or omission of Hemispherx or of Hemispherx's officers, directors, employees or agents (including, without limitation, statements or representations that are inconsistent with, or contrary to the Product labeling), or

       (d)any claims or allegations by a third party that the sale or use of the Product or the use of the Trademark infringes that third party's intellectual property rights,

except to the extent that any such liability, cost, loss or expense is attributable to the negligent or intentional malfeasance of Esteve in connection with the performance of its duties and obligations hereunder.

13.02	Esteve, together with its successors and assigns, hereby agrees to indemnify and hold Hemispherx harmless from and against any and all losses, costs, claims, actions, liabilities, including liability for death or personal injury, and expenses (including reasonable attorneys' fees) incurred by Hemispherx which result from or arise in connection with

       (a)the breach by Esteve of any representation, covenant or warranty of Esteve contained in this Agreement;

       (b)the Marketing of the Product in the Territory by Esteve, its Affiliates, and the directors, officers, employees and agents thereof, except to the extent that the losses, costs claims, actions, liabilities and expenses result from an infringement of Hemispherx's warranties provided for in Article 16.01, or

       (c)any act or omission of Esteve or of Esteve's officers, directors, employees or agents (including without limitation statements or representations that are inconsistent with, or contrary to the Product labeling)
except to the extent that any such liability, cost, loss or expense is attributable to the negligent or intentional malfeasance of Hemispherx in connection with the performance of its duties and obligations hereunder.

        Procedure for Indemnification

13.03	Upon receiving notice of any claim or suit under paragraph 13.01 or
13.02 above, the indemnified Party shall immediately notify the indemnifying Party and shall allow the indemnifying party and/or its insurer the opportunity (subject to Hemispherx's obligations to assume control of any and all third party infringement claims as described in paragraph 11.06) to assume direction and control of any and all third party infringement claim, including, without limitation the settlement thereof at the sole option of the indemnifying Party or its insurer. The indemnified Party agrees to cooperate with the indemnifying Party in the conduct of any negotiations, dispute resolution or litigation of any such claim or suit; and the indemnifying Party shall inform the indemnified Party of the progress of the claim or suit at such time and in such manner as is reasonable under the circumstances.

        Insurance

13.04	During the period of time beginning with the Product Launch and continuing for five (5) years after the expiration or termination of this Agreement, the Parties shall each maintain in force product liability insurance coverage, with commercially reasonable limits adequate to cover their obligations under this Agreement under ordinary terms and conditions which are customary in the pharmaceutical sector. A certificate of insurance shall be provided by each Party to the other promptly upon request from the other Party.

14.	TERM AND TERMINATION

        Term and Renewal

14.01	This Agreement shall become effective immediately, and, unless terminated pursuant to the provisions of this Agreement, shall continue in effect for the longer of (a) a period of ten (10) years from the date of Product Launch, or (b) a period until the date of expiration of the last to expire of the Patents exploited by Esteve hereunder, or (c) the period of regulatory data protection for the Product in accordance with the applicable regulations in the Territory.

14.02	Upon expiration of the term set forth in Article 14.01, Esteve shall have the right to extend the term of this Agreement for successive periods of two (2) years, provided that it has complied with its contractual obligations under this Agreement. If Esteve wishes to exercise such right, it shall so notify Hemispherx in writing no later than one hundred and eighty
(180) days prior to the expiration of the initial term of this Agreement or of the relevant extension.

Should the term of this Agreement be extended in accordance with the provisions of the preceding paragraph, the parties shall discuss in good faith the supply price of the Product taking into consideration the market situation prevailing at that time.

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
        Termination by Either Party

14.03	Either Party may terminate this Agreement immediately upon
written notice if, after issuance of a REGULATORY APPROVAL, the Product is withdrawn from the Territory for a period of more than ninety
(90) days for serious adverse health or safety reasons.

14.04	Either Party may terminate this Agreement immediately upon
written notice if, at any time, the other Party:

        (a)files in any court a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such Party or of its assets;

        (b)proposes a written agreement of composition for extension of its debts;

        (c)is served with an involuntary petition against it filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof;

        (d)proposes or is a party to any dissolution or liquidation; or

        (e)makes an assignment for the benefit of its creditors.

14.05	Except as otherwise provided in this Agreement, either party may terminate this Agreement if the other party materially breaches any term or provision of this Agreement, ninety (90) days after giving the breaching Party written notice of such breach, unless:

        (a)the breaching Party cures the breach within such ninety (90) day period; or

        (b)if a cure of such breach cannot reasonably be effected within such ninety (90) day period, the breaching party commences the cure of such breach within such ninety (90) day period and diligently prosecutes such cure to completion

        Termination by Hemispherx

14.06

(a) In the event that Esteve fails to meet eighty percent (80%) of the minimum purchase requirement of Schedule 7.05 in any Commercial Year, and provided that per capita sales of the Product in the Territory for the treatment of patients with ME/CFS in such Commercial Year do not exceed per capita sales of the Product in France for the treatment of patients with ME/CFS in such calendar year, Hemispherx may within ninety (90) days of the end of that Commercial Year and upon thirty (30) days written notice to Esteve elect to transform `Esteve's exclusive right to Market the Product in the Territory to a non exclusive right to Market Product in the Territory.

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
Upon receipt of written notice of an election by Hemispherx to elect to transform Esteve's exclusive right to Market the Product in the Territory to a non exclusive right to Market Product in the Territory Esteve may retain its exclusive right to Market the Product in the Territory if within thirty (30) days of the receipt of such notice Esteve purchases sufficient Product from Hemispherx to make up the shortfall in its minimum purchase requirements.

(1!) In the event that Esteve fails to meet sixty percent (60%) of the minimum purchase requirements of paragraph 7.05 in any Commercial
Year, and provided that per capita sales of the Product in the Territory for the treatment of patients with ME/CFS in such Commercial Year do not exceed per capita sales of the Product in France for the treatment of patients with ME/CFS in such calendar year, Hemispherx may within ninety (90) days of the end of that Commercial Year and upon thirty (30) days written notice to Esteve terminate this Agreement.

Upon receipt of written notice of an election by Hemispherx to terminate this agreement Esteve may retain its exclusive right to Market the Product in the Territory, and this Agreement shall not be terminated if within thirty
(30) days of the receipt of such notice Esteve purchases sufficient Product from Hemispherx to make up the shortfall in its minimum purchase requirements.

        Termination by Esteve

14.07	In the event Hemispherx does not supply the Product for the
Territory for a period of ninety (90) consecutive days for any reason other than as contemplated by paragraph 9.06 (serious adverse health or safety reasons) or Article 15 (force majeure), Esteve may, within thirty (30) days from the expiration of the ninety (90) day period referenced in this paragraph, terminate this Agreement upon thirty (30) days written notice to Hemispherx. In the event Esteve does not elect to terminate this Agreement pursuant to this Article 14.07, the Agreement shall remain in full force and effect and Esteve's minimum purchase requirements and other factors, as appropriate, shall be adjusted appropriately for the period in which the supply of the Product was interrupted.

14.08	Esteve may further terminate forthright this Agreement if the results of the clinical trial being conducted by Hemispherx which is described in Schedule 14.08 (hereinafter, the "Clinical Trial") are not positive, such results being essential to Esteve to maintain its interest in the Product. The Parties agree that the results of the Clinical Trial will be considered positive if efficacy is established as determined in paragraph 3.1. of the Protocol (Primary Endpoints).

To such purpose, Hemispherx shall immediately provide to Esteve the final report of the Clinical Trial, together with any other relevant information to assess the results of the Clinical Trial Should Hemispherx not receive a termination notice from Esteve within thirty (30) days following reception of the final report by Esteve, it shall be considered that Esteve has waived any termination rights it may have pursuant to this Article 14.08.

In the event of termination of this Agreement pursuant to this Article 14.08, it is agreed that:

(i)	Hemispherx may retain any amounts already paid by Esteve
hereunder prior to the termination of this Agreement, and

(ii)	Esteve shall not pay any additional amount (nor perform any
activity) hereunder, in particular pursuant to Articles 8.01, 8.02 and 8.03 hereinabove, and Hemispherx shall not claim any such additional amounts (nor request the performance of any such activities).

        Effect of Expiration of Termination

14.09	Expiration or termination of this Agreement for any reason shall not release any Party from any obligation and any liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination, nor shall it preclude either Party from pursuing all rights and remedies it may have hereunder with respect to any breach of this Agreement.

14.10	The rights and obligations of the Parties set forth in Articles 11, 12 and 13 and this Article 14.09, 14.10 and 14.11 shall survive expiration or termination of this Agreement for any reason.

14.11	Upon expiration or termination of this Agreement, Esteve shall have the right to continue to sell its existing inventory of Product in the Territory for a period of six (6) months from the effective date of such expiration or termination.

15.	FORCE MAJEURE

15.01	Neither Party shall be liable for failure to perform any of its obligations hereunder if such failure is due to strikes, locks-outs or other labor disturbances, riots, floods, fires, accidents, wars, embargoes, delays of carriers, inability to obtain materials from sources for supply, acts, injunctions, or restraints of governments (whether or not now threatened) or any other cause beyond the reasonable control of such Party, which was not reasonably foreseeable on the date this Agreement was entered into, and which could not reasonably have been avoided (each a "Force Majeure Event"). Upon the occurrence of any Force Majeure Event, the Party whose performance is affected shall immediately give written notice of such Force Majeure Event, the Party whose performance is affected shall immediately give written notice of such Force Majeure Event to the other Party, and shall thereafter exert all reasonable efforts to overcome the Force Majeure Event and resume performance of this Agreement. If, despite such efforts, the Party is unable to overcome the Force Majeure Event and resume performance of this Agreement within six (6) months following notification given hereunder, then the other Party may terminate this Agreement upon expiration of such six (6) month period by written notice to the non-performing Party.

15.02	No Party shall have the right to avail itself of this Article 15 in the event the Force Majeure Event arises from an act or from any negligence of the Party.

15.03	Each Party shall bear its own costs arising out of or resulting from the occurrence of any Force Majeure Event.

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
16.	REPRESENTATIONS AND WARRANTIES

16.01	Unless specifically stated below, each Party hereby represents and warrants to the other Party as follows:

(a) Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; has the corporate or other power and authority and the legal right to conduct its business as it is now being conducted; and is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, or financial or other condition of such Party and would not materially adversely affect such Party's ability to perform its obligations under this Agreement.

(b)	Such Party has the corporate or other power and authority
and the legal right to enter into this Agreement and to perform its obligations hereunder and has taken all necessary corporate or other action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation, enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and general principles of equity.

(c)	Such Party shall comply with all applicable laws and
regulations in the Territory in connection with the performance of its duties hereunder.

(d)	The execution and delivery of this Agreement and the
performance of such Party's obligations hereunder shall not conflict with, violate the provisions of, constitute a default or give rise to rights of any entity under (a) the party's Articles of Incorporation or Bylaws; (b) any requirement of applicable laws or reg~1ations; (c) any judgment, decree or order of any court or governmental or regulatory agency applicable to the Party, its subsidiaries, its Affiliates or their respective assets; or (d) any agreement, commitment or contractual obligation of such Party or of any of its subsidiaries or Affiliates by which they or their respective assets are bound, except such conflicts that do not materially adversely affect such Party's ability to perform its obligations under this Agreement.

(e)	Hemispherx specifically represents and warrants that there is no pending or threatened lawsuit or proceeding of any governmental or regulatory authority against or concerning
Hemispherx in connection with the respective obligations to be performed hereunder, which if adversely determined, would (a) prohibit the execution, delivery or performance of this Agreement or (b) have a material, adverse effect on Hemispherx or on the ability of Hemispherx to consummate the transactions contemplated hereby or to perform its obligations under this Agreement.

(I)	Hemispherx warrants and represents that to the best of its
knowledge the manufacture, sale or use of the Product and the use of Hemispherx's Confidential Information and the Trademarks in the Territory do not infringe any third parties rights.

(g)	Hemispherx warrants and represents that prior to the execution of this Agreement it has disclosed to Esteve all information known to Hemispherx (including such information on the Products, Patents and patent rights of third parties) reasonably relevant to Esteve in order to assess its interest in entering into this Agreement, and that no material information actually known to Hemispherx as of the Effective Date regarding the foregoing has been withheld from Esteve to Hemispherx.

(h)	Hemispherx warrants and represents that it will pursue the
applications for the REGULATORY APPROVAL for the Product in the Territory.

(i)	Esteve specifically represents that, in entering into this Agreement,
Esteve is relying solely upon its independent investigation of Hemispherx's business and its independent consultation with such professional, legal and accounting advisors as it deems necessary, and is not acting in reliance on any statements, instruments, certificates, documents representations or warranties other than those contained or referred to in this Agreement.

(j)	Esteve specifically represents and warrants that there is no pending or threatened lawsuit or proceeding of any governmental or regulatory authority against or concerning Esteve in connection with the respective obligations to be performed hereunder, which if adversely determined, would (a) prohibit the execution, delivery or performance of this Agreement or (b) have a material adverse effect on Esteve or on the ability of Esteve to consummate the transactions contemplated hereby or to perform its obligations under this Agreement.

(k)	Esteve warrants and represents that prior to the execution of this
Agreement it has disclosed to Hemispherx all information known to Esteve reasonably relevant to Hemispherx in order to assess its interest in entering into this Agreement, and that no material information actually known to Esteve as of the Effective Date regarding the foregoing has been withheld from Hemispherx to Esteve.








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
17.	MISCELLANEOUS

Changes in Regulatory or Market Conditions

17.01	In the event of a material change of regulatory or market
circumstances in the Territory in respect of those originally anticipated as of the date of the execution of this Agreement, which may adversely affect the commercial basis of this Agreement, the party affected by such material change shall notify the other and the parties shall meet to discuss the altered circumstances and re-negotiate in good faith the terms of this Agreement which may be affected by such material change (i.e. minimum purchases and/or supply prices, as may be appropriate).

Notices

17.02	Except as otherwise provided herein, any notice or other
communication sent or delivered hereunder shall be in writing and shall be effective if hand delivered or if sent by facsimile transmission (confirmed by overnight courier) or overnight courier and addressed as follows.

if to Hemispherx:

Hemispherx BioPharma Europe, S.A.
26-28 rue Marius Aufan
92300 Levallois-Perret
Paris, France
Attention: Richard C. Piani
Facsimile: 01133147152719

With a copy to:

Hemispherx Biopharma, Inc.
1617 JFK Blvd.
Philadelphia, Pennsylvania 19103
U.S.A.
Attention: William A. Carter, M.D.
Facsimile: (215) 988-1739

If to Esteve:

LABORATORIOS DR. ESTEVE, S.A.
Av. Mare de Deu de Montserrat, 221
08041 Barcelona, Espana

Attention: Director, Business Development & Licensing Facsimile:
34.93.433.00.72

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
or to such address as either Party shall hereafter designate by like notice to the other Party. A notice shall be deemed to have been given on the date of receipt by the Party.

        Allocation of Costs

17.03	Each of the Parties shall employ, at its own costs and expense, such personnel, computer and communications support, facilities and expertise as is reasonably necessary for the performance of its responsibilities under this Agreement. Except as otherwise provided by this Agreement, each Party shall bear all expenses related to the performance of its obligations under this Agreement, including without limitation all out-of-pocket and administrative costs and expenses.

        Assignment

17.04	Neither Party may assign this Agreement or any rights hereunder except upon prior written consent of the other Party, which consent may be withheld in such other Party's sole discretion. Notwithstanding the foregoing, either Party may assign its rights and obligations to its
          Affiliates, although no such assignment shall relieve the Party of its primary responsibility for performance hereunder.

Esteve is hereby entitled, subject to written approval by Hemispherx, which approval shall not be unreasonably withheld, to appoint a local sub-distributor for the Product in Madeira (Portugal), in which case Esteve shall be responsible for ensuring compliance of any such sub-distributor with all applicable obligations or duties under this Agreement.

Esteve shall further be entitled, subject to written approval by Hemispherx, which approval shall' not be unreasonably withheld, to sub-contract the storage and physical distribution of the Products in Portugal to a third party, in which case Esteve shall be responsible for ensuring compliance of any such third party with all applicable obligations or duties under this Agreement.

This Agreement shall be binding upon, and inure to the benefit of, the permitted assigns and successors of the Parties hereto.

        Waiver

17.05	The failure of either Party hereto at any time to require
performance by the other Party of any provision of this Agreement shall not affect the right of such Party to require future performance of that provision. Except as otherwise provided herein, any waiver by either Party of any breach of any provision of this Agreement must be in writing to be effective and shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver of any other right under this Agreement.

        Entire Agreement

17.06	This Agreement constitutes the entire understanding of the Parties hereto and supersedes all previous agreements between the Parties with respect to the matters contained herein. No modifications of this Agreement shall be binding upon either Party unless approved in writing by an authorized representative of each of the Parties.


        Partial Invalidity

17.07	In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause consummation of the transactions contemplated hereby to be impossible.

        Execution in Counterparts

17.08	This Agreement may be executed in counterparts, including
counterparts transmitted by telecopier or facsimile, each of which shall constitute an original and all of which shall be considered one and the same Agreement. Counterparts or facsimile copies executed by all Parties shall have the same effect as if the signatures to each counterpart or facsimile copy were on the same document and copies of such documents shall be deemed valid as originals. The Parties agree that all such signatures may be transferred to a single document.

        Language

17.09	This Agreement is in the English language, which language shall be controlling in all respects. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.


        Remedies Not Exclusive

17.10	The rights and remedies contained in this Agreement are not
intended to waive or preclude any other claims, rights or remedies which may exist at law (whether statutory or otherwise) or in equity with respect to the matters covered hereby:

        Governing Law

17.11	This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Pennsylvania, United States, without regard to the choice of law principles thereof, unless otherwise provided for in this Agreement.

        Arbitration

17.12	Subject to the provisions of 17.13 and 8.03, all disputes arising in connection with this Agreement shall be finally settled by arbitration, in Geneva, Switzerland under the provisions of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the law of the State of Pennsylvania, United States. The Parties commit themselves to accept and comply with the decision of the arbitrator or arbitrators.

17.13	Any disputes with respect to the application of, or the compliance of either party with, any provisions of this Agreement shall be resolved in an arbitration conducted pursuant to the provisions of Schedule 17.13. This provision shall not preclude the right of either party to address any competent court or tribunal in order to obtain interim measures.

        Announcements

17.14	Neither Party shall make any public announcement or press release regarding the content or signature of this Agreement without the other party's prior written consent other than as may be required by law. If such public announcement or press release is required by law the Parties shall use their reasonable endeavours to agree to the text and content thereof prior to making such public announcement or press release.


IN WITNESS WHEREOF, and intending to be bound hereby, each
of the Parties hereto have caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.
Hemispherx Biopharma Europe, S.A.	Laboratorios
                                        del Dr. Esteve, S.A.,
     /s/ William a. Carter                     /s/ Juan Esteve
By: ________________________	        By:   ________________
           CEO                                 Vice-President
Title: _____________________            Title:_________________

SCHEDULE 1.13 - PATENTS
	COUNTRY	PATENT NO.
	Spain	ES 2.018.903
	Spain	ES 2.098.273
	Portugal	PT 9 1.094
	Portugal	PT 95.601

SCHEDULE 17.13 - ARBITRATION

Any arbitration conducted pursuant to the provisions of Article 17 of this Agreement shall be in accordance with the following terms.

Either Party may elect to commence the arbitration. Such election shall be effective if made by written notice (the "Arbitration Notice") transmitted by facsimile to the other Party hereto and further sent in the manner set forth in accordance with the notice provisions of this Agreement. The date on which the Arbitration Notice is received via facsimile is the notice date ("Notice Date").

The arbitration shall be conducted and determined in accordance with the then prevailing commercial arbitration rules of the International Chamber of Commerce, or its successor, for arbitration of commercial disputes, except that the procedure mandated by said rules shall be modified as follows:

A.	A single arbitrator to be mutually agreed upon by the parties within five (5) business days of the Arbitration Notice Date shall conduct the arbitration. If the parties are unable to agree upon a single arbitrator within five (5) business day period, the parties shall request that the International Chamber of Commerce appoint a single qualified arbitrator in accordance with its procedures.

B.	The location, and any procedural rules the arbitrator wishes to establish, for the arbitration will `be determined by the arbitrator within five (5) business days of the appointment of the arbitrator.
The arbitrator shall commence the arbitration hearing within fifteen
(15) business days of the Notice Date, and the arbitration shall be completed within seven (7) business days of the date that it is commenced. The arbitrator shall render a decision in the matter within five (5) business days after the arbitration is completed. Such decision shall be final and binding and neither Party shall appeal the decision on any basis to any Court.

C.	Upon any failure, refusal or inability of an arbitrator to act, his or her successor shall be appointed in the same manner as provided for his or her original appointment.

The arbitrator shall render his decision and award in writing with counterpart copies to both parties. The arbitrator shall have no right to modify the provisions of this Agreement. The arbitrator shall have the right to award interest. The costs of the arbitration, including the fees and' expenses of counsel, expert and witness fees and costs of the arbitrator shall be in the discretion of the arbitrator, who shall have the power to make any award which is just in the circumstances.

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
SCHEDULE 7.05 - MINIMUM PURCHASE REQUIREMENTS

Esteve shall purchase Product in each of the years indicated in the following minimum quantities:

		     Minimum Number of 400mg Equivalent Units*
Commercial Year	           of Product to be Purchased
________________________________________________________________

Year 1:**	                        102,320
Year 2:	                                255,920
Year 3:	                                307,040
Year 4:	                                409,440
Year 5: and each succeeding Commercial
             Year of the Agreement.	424,000


*Each 490 mg equivalent unit shall consist of either (a) one 400 mg unit, or (b) two 200 mg units


**For the purposes of the computation of the purchases made by Esteve, the amounts of Product purchased prior to the date of Product Launch shall be considered as purchased during Year 1.

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
SCHEDULE 14.08 - CLINICAL TRIAL CONDUCTED BY HEMISPHERX


PROTOCOL NO.:

AMP-516


TITLE:

A multi-center, double-blind, randomized, placebo-controlled study of the efficacy and safety of Poly I:Poly C12U (Ampligenr) 400 mg iv twice weekly versus placebo in patients with severely debilitating chronic fatigue syndrome (CFS)/myalgic encephalomyelitis (ME).


















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